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                                                                    Exhibit 99.1

BALDWIN TECHNOLOGY COMPANY, INC.                                  [BALDWIN LOGO]

2 Trap Falls Road          Tel: 203 402 1000
Suite 402                  Fax: 203 402 5500
Shelton, CT 06484-0941     www.baldwintech.com
USA

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                                News from Baldwin
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                                                           FOR IMMEDIATE RELEASE
                                                            Contact: Helen Oster
                                                                    203.402.1004

            BALDWIN NAMES KARL PUEHRINGER AS CHIEF EXECUTIVE OFFICER


SHELTON, CT, JUNE 13, 2007 - BALDWIN TECHNOLOGY COMPANY, INC. (ASE:BLD) announced today that the Board of Directors has elected Karl S. Puehringer as Chief Executive Officer of the Company effective July 1, 2007.

Mr. Puehringer has served as President and Chief Operating Officer of Baldwin Technology since June 2005; he will continue to hold those responsibilities. He first joined the Company in 2001 as a Vice President, initially responsible for Baldwin's manufacturing operations, and then later for its European Operations. Prior to joining Baldwin, Mr. Puehringer served as a Manager at A.T. Kearney in Munich, as President and a Director of Voest-Alpine MCE Indonesia, and as Managing Director of Voest-Alpine ICE Mexico.

In his new capacity as the Chief Executive Officer of Baldwin, Mr. Puehringer will be responsible for directing and managing Baldwin's business affairs, including the overall planning, coordination and direction of the Company's global operations. He will report to the Baldwin Board of Directors. Mr. Gerald
A. Nathe, the current Chief Executive Officer of the Company, will continue to serve as the Chairman of the Company.

Mr. Nathe commented on the appointment: "In all of his previous positions at Baldwin, Karl has been successful in achieving positive results for the Company, even under the most demanding circumstances. His leadership and management skills have been continuously tested and proven, especially during this past year when Baldwin concluded and integrated two acquisitions into the Company's operations. All of these experiences will serve Karl well in his new role as the President and Chief Executive Officer of Baldwin."

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      Baldwin Technology Company, Inc. is a leading international supplier of accessories and controls for the printing and publishing industries.